                                                     EX-99.B(b)vfbylaw

                             AMENDMENT TO BYLAWS

    RESOLVED, That the Bylaws of United Vanguard Fund, Inc. are amended by addition of the following as new Article IX, regarding Indemnification and
Insurance:

                                 ARTICLE IX
                       INDEMNIFICATION AND INSURANCE

          Section 9.01. Indemnification of Officers, Directors, Employees and
    Agents:  The Corporation shall indemnify and advance expenses to its present and past directors, officers, employees and agents, and any persons who are serving or have served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or enterprise, to the full extent provided and allowed by Section 2-418 of the Annotated Corporations and
    Associations Code of Maryland concerning corporations, as amended from time to time or any other applicable provisions of law. Notwithstanding anything herein to the contrary, no director, officer, investment adviser or principal underwriter of the Corporation shall be indemnified in violation of Section 17(h) and (i) of the Investment Company Act of
    1940, as amended.

         Section 9.02. Insurance of Officers, Directors, Employees and Agents:
    The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the
    Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the
    Corporation would have the power to indemnify him or her against such liability.

         Section 9.03. Non-exclusivity:  The indemnification and
    advancement of expenses provided by, or granted pursuant to, this
    Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, these Bylaws, agreement, vote of stockholders or directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

         Section 9.04. Amendment:  No amendment, alteration or repeal of this Article, or the adoption, alteration or amendment of any other provision of the Articles of Incorporation or Bylaws inconsistent with this Article, shall adversely affect any right or protection of any person under this Article with respect to any act or failure to act which occurred prior to such amendment, alteration, repeal or adoption.

and further;

     RESOLVED, That the Bylaws of the Corporation are amended to change the Corporation's name from United Vanguard Fund, Inc. to Waddell & Reed
Advisors Vanguard Fund, Inc., effective June 30, 2000.

     I certify that I am Secretary of the Corporation, and as such officer, have custody of the minute books of the Corporation, and that the foregoing resolutions are true and correct resolutions duly passed by the Board of
Directors of the Corporation at a meeting held on May 17, 2000.

                              /s/Kristen A. Richards
                             Kristen A. Richards, Secretary

Dated this 17th day of May, 2000.